Exhibit 99.1

Callon Petroleum Company Announces Closing of $400 Million Offering of Senior Unsecured Notes Due 2026

NATCHEZ, Miss., June 7, 2018 — Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) announced today the closing of its private offering of $400 million aggregate principal amount of its 6.375% senior unsecured notes due 2026 (the “notes”) at an issue price of 100% of the principal amount of the notes. The notes will mature on July 1, 2026, unless redeemed in accordance with their terms prior to such date. The notes were offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to certain non-U.S. persons in accordance with Regulation S under the Securities Act.

The net proceeds of the offering, after deducting initial purchasers’ discounts and commissions and estimated offering expenses, were approximately $394 million. A portion of the net proceeds from the offering is expected to be used to partially fund the previously disclosed purchase from Cimarex Energy Co. of certain producing oil and gas properties and undeveloped acreage in the Delaware Basin. The balance of the net proceeds from the offering is expected to be used to repay amounts borrowed under the Company’s senior secured revolving credit facility and the remaining proceeds, if any, for general corporate purposes. If the pending acquisition is not consummated, the Company intends to use the net proceeds from the offering to fund a portion of its exploration and development activities, a potential redemption of its preferred stock, and for general corporate purposes, which may include leasehold interest and property acquisitions, repayment of indebtedness, and working capital. The notes are guaranteed on a senior unsecured basis by the Company’s wholly-owned subsidiary, Callon Petroleum Operating Company, and may be guaranteed by certain future subsidiaries. Interest on the notes is payable semi-annually.

The notes and the related guarantees have not been registered under the Securities Act or any state securities laws and unless so registered, the notes and the related guarantees may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company has entered into a registration rights agreement with respect to the notes and the related guarantees. The notes and the related guarantees are expected to be eligible for trading by persons reasonably believed to be qualified institutional buyers in the United States under Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes and the related guarantees or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration and operation of oil and natural gas properties in the Permian Basin in West Texas.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements regarding the consummation of the pending acquisition and completion of related financings and the time frame in which these transactions will occur, the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect the Company’s future results and could cause results to differ materially from those expressed in its forward-looking statements are more fully discussed in its filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company’s website or the SEC’s website at www.sec.gov.

For further information contact:

Mark Brewer

Director of Investor Relations

281-589-5279